EXHIBIT A

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Class A Common Stock (par value $0.01 per share) of Overseas Shipholding Group, Inc. is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: May 4, 2015

BHR CAPITAL LLC

By:	/s/ William J. Brown
Name:	William J. Brown
Title:	President & COO

BHR-OSG ON-SHORE FUNDING LLC

By:	BHR Capital LLC

By:	/s/ William J. Brown
Name:	William J. Brown
Title:	President & COO of BHR Capital LLC,
its Managing Member